Exhibit 10.2

Tekelec
Summary of Compensation Arrangements
For Ronald J. de Lange

Effective October 9, 2007, the Board of Directors approved an increase in the annual base salary rate for Ronald J. de Lange from $275,000 to $300,000 in connection with Mr. de Lange's election as Executive Vice President, Global Product Solutions of the Company. Mr. de Lange had previously served as President and General Manager of the Company's Network Signaling Group from July 27, 2005 until October 9, 2007. Please refer to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the Securities and Exchange Commission on May 9, 2007, for additional information regarding the compensation arrangements for Mr. de Lange as an executive officer of the Company.

*       *      *